                                                                    EXHIBIT 99.1



                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                         SPECIALTY MORTGAGE TRUST, INC.
                           DECEMBER 31, 2000 AND 1999

                                 C O N T E N T S


                                                                                          Page
                                                                                          ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................................ F-3

FINANCIAL STATEMENTS

    Balance Sheets........................................................................ F-4

    Statements of Earnings................................................................ F-5

    Statements of Stockholders' Equity and Comprehensive Income........................... F-6

    Statements of Cash Flows.............................................................. F-7

    Notes to Financial Statements......................................................... F-9

SUPPLEMENTARY INFORMATION

    Report of Independent Certified Public Accountants on
    Supplementary Information............................................................. F-22

    Valuation and Qualifying Accounts

         Provision for Loan Losses Rollforward............................................ F-23

    Mortgage Loans on Real Estate:

         Mortgage Loan Rollforward........................................................ F-24

         Mortgage Loans by Type of Property............................................... F-25

         Mortgage Loans by Lien Position.................................................. F-26

         Mortgage Loans that Exceed Three Percent of the Portfolio........................ F-27

Report of Independent Certified Public Accountants


Board of Directors
Specialty Mortgage Trust, Inc.


We have audited the accompanying balance sheets of Specialty Mortgage Trust, Inc. as of December 31, 2000 and 1999, and the related statements of earnings, stockholders' equity and comprehensive income, and cash flows for the eleven months ended December 31, 1998 and each of the two years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Mortgage Trust, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the eleven months ended December 31, 1998 and each of the two years ending December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Reno, Nevada
February 15, 2001

                         SPECIALTY MORTGAGE TRUST, INC.
                                 BALANCE SHEETS

                                  DECEMBER 31,

                                     ASSETS

                                                                       2000               1999
                                                                   ------------       ------------
ASSETS
     Cash and cash equivalents                                     $  2,619,717       $  7,998,709
     Accrued interest receivable                                        518,340            343,333
     Investments                                                        248,517                 --
     Mortgage loans held for investment, net of
      allowance for loan losses of $750,000 and $350,000
      at December 31, 2000 and 1999, respectively                    55,113,036         35,755,670
     Deferred charges                                                   167,633             30,338
     Prepaid expenses                                                        --              4,650
                                                                   ------------       ------------
            Total assets                                           $ 58,667,243       $ 44,132,700
                                                                   ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Dividends payable                                             $  1,387,283       $  1,079,875
     Accounts payable                                                    25,545             17,717
     Deposits                                                           923,406            225,000
     Accrued interest payable                                            26,077                 --
     Lines of credit                                                  4,452,500                 --
     Collateralized notes                                             6,553,460          5,217,467
     Deferred revenue                                                     8,186             24,237
                                                                   ------------       ------------
            Total liabilities                                        13,376,457          6,564,296
                                                                   ------------       ------------
STOCKHOLDERS' EQUITY
     Class A Convertible Preferred Stock; $0.01 par
     value; 5,000,000 shares authorized; 4,624,276
     and 3,799,700 shares issued and outstanding
     as of December 31, 2000 and 1999, respectively
     ($46,243,000 liquidation preference at
      December 31, 2000)                                                 46,243             37,997
     Common stock; $0.01 par value; 45,000,000 shares
      authorized; 334,400 and 320,200 shares issued
      and outstanding as of December 31, 2000 and 1999,
      respectively                                                        3,344              3,202
     Additional paid-in capital                                      45,242,156         37,527,205
     Retained earnings                                                       --                 --
     Accumulated other comprehensive loss                                  (957)                --
                                                                   ------------       ------------
            Total stockholders' equity                               45,290,786         37,568,404
                                                                   ------------       ------------
            Total liabilities and stockholders' equity             $ 58,667,243       $ 44,132,700
                                                                   ============       ============

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.
                             STATEMENTS OF EARNINGS



                                                                                         ELEVEN MONTHS
                                                         YEARS ENDED DECEMBER 31,            ENDED
                                                      -----------------------------       DECEMBER 31,
                                                         2000              1999              1998
                                                      -----------       -----------      -------------
REVENUES
     Interest and dividend income
        Mortgage loans                                $ 5,537,673       $ 4,312,092       $ 2,068,265
        Cash accounts                                     123,229           121,453           201,881
        Discount on loans                                  26,300            16,648             8,906
        Dividends                                          28,388                --                --
                                                      -----------       -----------       -----------
              Total interest and dividend income        5,715,590         4,450,193         2,279,052
                                                      -----------       -----------       -----------
     Interest expense
        Lines of credit                                   160,666            54,528            61,308
        Collateralized notes                              465,666           209,105            15,569
                                                      -----------       -----------       -----------
              Total interest expense                      626,332           263,633            76,877
                                                      -----------       -----------       -----------
              Net interest and dividend income          5,089,258         4,186,560         2,202,175
     Provision for loan losses                            400,000           250,000           100,000
                                                      -----------       -----------       -----------
              Net revenues                              4,689,258         3,936,560         2,102,175
                                                      -----------       -----------       -----------
EXPENSES
     General and administrative                           133,903            93,664            37,963
     Management and directors' fees                        11,583            30,480            38,342
                                                      -----------       -----------       -----------
              Total expenses                              145,486           124,144            76,305
                                                      -----------       -----------       -----------
              Earnings before income taxes              4,543,772         3,812,416         2,025,870
     Income taxes                                              --             2,992                --
                                                      -----------       -----------       -----------
              NET EARNINGS                              4,543,772         3,809,424         2,025,870
     Preferred Stock dividend                           5,070,963         4,039,923         2,111,145
                                                      -----------       -----------       -----------
              NET LOSS ATTRIBUTABLE
              TO COMMON STOCK                         $  (527,191)      $  (230,499)      $   (85,275)
                                                      ===========       ===========       ===========
BASIC EARNINGS PER SHARE                                    (1.62)            (0.73)            (0.28)
                                                      ===========       ===========       ===========
DILUTED EARNINGS PER SHARE                                  (1.62)            (0.73)            (0.28)
                                                      ===========       ===========       ===========


The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.
           STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                          CLASS A CONVERTIBLE                                                          ACCUMULATED
                            PREFERRED STOCK             COMMON STOCK       ADDITIONAL                      OTHER
                        ------------------------     ------------------     PAID-IN        RETAINED    COMPREHENSIVE
                          SHARES        AMOUNT        SHARES     AMOUNT     CAPITAL        EARNINGS        LOSS           TOTAL
                        ----------   -----------     --------   -------   ------------    -----------  -------------  ------------
BALANCE, JANUARY 1,             --   $        --      300,000   $ 3,000   $         --    $        --     $  --       $     3,000
1998

Preferred Stock
issued (net of
offering costs
of $77,076)              1,160,467        11,605           --        --     11,515,988             --         --        11,527,593


Mortgages received for
Preferred Stock          1,009,121        10,091           --        --     10,081,120             --         --        10,091,211

Net earnings                    --            --           --        --             --      2,025,870         --         2,025,870

Dividends declared on
Preferred Stock                 --            --           --        --             --     (2,111,145)        --        (2,111,145)
                        ----------   -----------     --------   -------   ------------    -----------     ------      ------------
BALANCE, DECEMBER 31,
1998                     2,169,588        21,696      300,000     3,000     21,597,108        (85,275)        --        21,536,529

Stock options                   --            --       20,200       202            828             --         --             1,030
exercised

Preferred Stock
issued (net of
offering costs
of $39,780)              1,430,196        14,302           --        --     14,247,878             --         --        14,262,180


Dividends reinvested
for Preferred Stock         24,628           246           --        --        246,034             --         --           246,280

Mortgages and
collateralized
notes received for
Preferred
Stock                      175,288         1,753           --        --      1,751,131             --         --         1,752,884

Net earnings                    --            --           --        --             --      3,809,424         --         3,809,424

Dividends declared on
Preferred Stock                 --            --           --        --       (315,774)    (3,724,149)        --        (4,039,923)
                        ----------   -----------     --------   -------   ------------    -----------     ------      ------------
BALANCE, DECEMBER 31,
1999                     3,799,700        37,997      320,200     3,202     37,527,205             --         --        37,568,404

Comprehensive income:
    Net earnings                --            --           --        --             --      4,543,772         --         4,543,772
    Net unrealized
    loss on
    investment
    available-for-sale                                                                                      (957)             (957)
                                                                                                          ------      ------------
       Total
       comprehensive
       income                                                                                               (957)        4,542,815

Stock options
exercised                       --            --       14,200       142         22,291             --         --            22,433

Preferred Stock
issued (net of offering
costs of $13,389)          569,890         5,699           --        --      5,679,812             --         --         5,685,511


Collateralized notes
received
for Preferred Stock        119,430         1,194           --        --      1,193,106             --         --         1,194,300

Dividends reinvested
for Preferred Stock
(net of offering costs
of $4,274)                 135,256         1,353           --        --      1,346,933             --         --         1,348,286


Dividends declared on
Preferred Stock                 --            --           --        --       (527,191)    (4,543,772)        --        (5,070,963)
                        ----------   -----------     --------   -------   ------------    -----------     ------      ------------
BALANCE, DECEMBER 31,
2000                     4,624,276   $    46,243      334,400   $ 3,344   $ 45,242,156    $        --     $ (957)     $ 45,290,786
                        ==========   ===========     ========   =======   ============     ==========     ======      =============

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                              ELEVEN MONTHS
                                                               YEARS ENDED DECEMBER 31,          ENDED
                                                            -----------------------------     DECEMBER 31,
                                                                2000             1999             1998
                                                            ------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings                                           $  4,543,772     $  3,809,424     $  2,025,870
                                                            ------------     ------------     ------------
     Adjustment to reconcile net earnings to net cash
     provided by operating activities:
        Amortization                                              45,235           56,398           10,189
        Provision for loan losses                                400,000          250,000          100,000
        Non-cash collateralized notes interest reinvested        355,013           38,467               --
        Non-cash stock compensation                               21,093               --               --
        Changes in assets and liabilities:
            Accrued interest receivable                         (175,007)         (89,981)        (253,352)
            Prepaid expenses                                       4,650           (4,650)              --
            Accounts payable                                       7,828          (31,845)          49,562
            Deposits                                             698,406          225,000               --
            Accrued interest payable                              26,077          (31,996)          31,996
            Deferred revenue                                     (16,051)          19,018            5,219
                                                            ------------     ------------     ------------
               Total adjustments                               1,367,244          430,411          (56,386)
                                                            ------------     ------------     ------------
               Net cash provided by operating activities       5,911,016        4,239,835        1,969,484
                                                            ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of mortgage loans held for investment          (47,451,201)     (22,968,157)     (22,548,000)
     Principal repayments of mortgage loans held for
     investment                                               27,693,835       17,961,772        3,038,810
     Purchase of investments                                    (249,474)              --               --
                                                            ------------     ------------     ------------
               Net cash used in investing activities         (20,006,840)      (5,006,385)     (19,509,190)
                                                            ------------     ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from Preferred Stock offering, net               5,685,511       14,262,180       11,527,593
     Proceeds from Common Stock options exercised                  1,340            1,030               --
     Cash dividends paid                                      (3,415,269)      (2,713,768)      (2,111,145)
     Net (payments)/proceeds on line of credit                 4,452,500       (6,518,000)       6,518,000
     Proceeds on collateralized notes                          4,627,694        4,523,000        1,694,000
     Principal payments on collateralized notes               (2,452,414)        (784,000)              --
     Debt issue costs                                           (182,530)         (22,500)         (74,425)
                                                            ------------     ------------     ------------
               Net cash provided by financing activities       8,716,832        8,747,942       17,554,023
                                                            ------------     ------------     ------------
               NET INCREASE (DECREASE) IN
               CASH AND CASH EQUIVALENTS                      (5,378,992)       7,981,392           14,317

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 7,998,709           17,317            3,000
                                                            ------------     ------------     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $  2,619,717     $  7,998,709     $     17,317
                                                            ============     ============     ============

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                                                                                    ELEVEN MONTHS
                                                         YEAR ENDED DECEMBER 31,       ENDED
                                                        ------------------------    DECEMBER 31,
                                                           2000          1999          1998
                                                        ----------    ----------    -------------
SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for interest                             $  245,242    $  253,403    $    44,881
                                                        ==========    ==========    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 AND FINANCING ACTIVITIES:
     Mortgage loans exchanged for the issuance of
      Preferred Stock                                   $       --    $1,498,884    $10,091,211
                                                        ==========    ==========    ===========
     Collateralized notes exchanged for the issuance
      of Preferred Stock                                $1,194,300    $  254,000    $        --
                                                        ==========    ==========    ===========
     Collateralized notes refinanced at maturity        $9,083,292    $4,147,000    $        --
                                                        ==========    ==========    ===========
     Collateralized notes interest reinvested           $  355,013    $   38,467    $        --
                                                        ==========    ==========    ===========
     Dividends declared but not paid                    $1,387,283    $1,079,875    $        --
                                                        ==========    ==========    ===========
     Dividends reinvested for Preferred Stock           $1,348,286    $  246,280    $        --
                                                        ==========    ==========    ===========


The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of Specialty Mortgage Trust, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP). In preparing the financial statements in accordance with US GAAP, management is required to make estimates and assumptions that effect the reported amounts. Actual results could differ from those estimates. The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

     1.  NATURE OF BUSINESS

     Specialty Mortgage Trust, Inc. (the Company) is a Maryland corporation which acquires and holds mortgage loans secured by property located in Nevada, California, Arizona, Utah and Colorado. The Company's strategy is to focus on small commercial mortgage loans (generally less than $5 million per loan), land loans, and non-conforming single-family and small multi-family (generally less than twenty units) residential mortgage loans. The Company has elected to be a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. The mortgage loans are originated and serviced by Specialty Financial, formerly Gonzo Financial (the Manager), a private mortgage finance business operating in Nevada and wholly owned by the Company's President and Chairman of the Board of Directors. The Company was incorporated on October 21, 1997 and began operations on January 31, 1998 following the initial closing of the Company's private placement.

     The Company operates as one business segment.

     2.  CASH EQUIVALENTS

     For purposes of the Statement of Cash Flows, the Company considers money market accounts to be cash equivalents.

     3.  INVESTMENTS

     The Company's investments in marketable equity securities are held for an indefinite period and thus are classified as available-for-sale. Available-for-sale securities are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from earnings and included as a component of other comprehensive income.

     4.  MORTGAGE LOANS

     The Company has both the intent and ability to hold mortgage loans until maturity and, therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost.

     Mortgage loans exchanged for preferred stock from affiliated enterprises were recorded at fair value.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     4.  MORTGAGE LOANS - Continued

     Substantially all the mortgage loans are originated by the Manager, in the name of the Manager, and simultaneously sold to the Company servicing retained.

     The Company follows the Financial Accounting Standards Board's Statement No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Under Statement No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect the contractual interest and principal payments of a loan according to the contractual terms of the loan agreement. Statement No. 114 requires that impaired loans be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 clarifies interest income recognition and disclosures of Statement No. 114.

     The Company does not recognize interest income on loans once they are determined to be impaired until the interest is collected in cash. Cash receipts are allocated to interest income, except when such payments are specifically designated as principal reduction or when management does not believe the Company's investment in the loan is fully recoverable.

     5.  REVENUE RECOGNITION

     Interest is recognized as revenue when earned according to the terms of the loan. Points are deferred and amortized over the life of the loan.

     Mortgage loan origination fees or points, charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, in excess of 2.5% are paid to the Company effectively discounting the purchase price of the loan and are amortized principally by the effective interest method over the contractual life of the loan. Mortgage loan origination fees or points up to 2.5% are earned by the Manager, prior to the purchase of the mortgage loans by the Company.

     6.  DEFERRED CHARGES

     Deferred charges are costs associated with origination of collateralized notes and line of credit fees, which are amortized principally by the effective interest method over the contractual life of the related obligation.

     7.  INCOME TAXES

     The Company has qualified as a REIT and generally is not subject to federal income taxes on the portion of taxable income which is distributed to its stockholders. The Company is, however, subject to federal income taxes for taxable income not distributed.

     Taxable income that is distributed is taxable to the Preferred shareholders as ordinary income.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     8.  ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for possible credit losses on mortgage loans. Additions to the reserve are based on an assessment of certain factors including, but not limited to, estimated future losses on the loans, and general economic conditions. Additions to the reserve are provided through a charge to earnings. Actual losses on loans are recorded as a charge-off or a reduction to the loan loss reserve. Subsequent recoveries of amounts previously charged off are added back to the reserve.

     9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board's Statement No. 107, disclosures about fair value of financial instruments, requires the determination of fair value of certain of the Company's assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

        (a) Cash and Cash Equivalents. The carrying amount approximates fair value because of the relatively short maturity of these instruments.

        (b) Investments. Carried at quoted market value.

        (c) Mortgage Loans Held for Investment. The carrying value of these instruments approximates the fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made. The allowance for loan losses should also be considered in evaluating the fair value of mortgage loans.

        (d) Lines of Credit and Collateralized Notes. The fair value of the Company's lines of credit and collateralized notes are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

     10. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The adoption of SAB 101 has not had a material impact on the Company's financial position and results of operation.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     10.  RECENT ACCOUNTING PRONOUNCEMENTS - Continued

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 has not had a material impact on the Company's financial position and results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), as amended. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS 133 in our quarter ending March 31, 2001 and do not expect such adoption to have a material effect on our financial statements.

     11.  EARNINGS PER SHARE

     Basic Earnings Per Share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. In arriving at income available to common stockholders, preferred stock dividends were deducted in each period presented. Diluted EPS reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock.

NOTE B - FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments with concentrations of credit and market risk include cash and mortgage notes.

     The Company maintains cash deposit accounts which, at times, may exceed federally insured limits.

     Substantially all of the loans purchased by the Company are fixed rate loans secured by the first deed of trust on small commercial, land, nonconforming, and small multi-family properties. Maturities on the mortgage loans range from one to seven years.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE B - FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK - Continued

     Concentration of mortgage loans exist in northern Nevada and southern Nevada with approximately 26% and 34% for 2000, and 49% and 33% for 1999, respectively. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline.

     Concentration of mortgage loan products consists in land loans. As such, the Company has a significant product concentration of credit risk that may be adversely affected by periods of economic decline. The following table illustrates the concentration percentages by product type:

                                    DECEMBER 31,
                                  ---------------
                                  2000       1999
                                  ----       ----
       Land                        83%        84%
       Construction                 4%         4%
       Commercial building          8%         2%
       Other                        5%        10%
                                  ---        ---
       Total                      100%       100%
                                  ===        ===

     A significant portion of the Company's mortgage loans will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower's ability to refinance.

     Group concentration of credit risk exists in borrowers of mortgage loans. At December 31, 2000 and 1999, 41% and 45% of mortgage loans were concentrated in multiple loans to seven and five borrowers, respectively. The amount of loss is limited to the recorded amounts of the loans of $22,788,309 and $16,367,548 at December 31, 2000 and 1999, respectively.
     Multiple loans to one borrower or to related entities generally contain cross default provisions. At December 31, 1999, there were three instances where loans with cross default provisions exceeded 10% of the portfolio in the aggregate amounts of $4,906,114, $5,000,000 and $5,356,000, respectively. At December 31, 2000, there were no instances of loans with cross default provisions in excess of 10% of the portfolio. No other security other than the collateral property supports these financial instruments. As such the company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE C - INVESTMENTS

     Available-for-sale investments at December 31, 2000 consist of:

                                GROSS
                             UNREALIZED        FAIR
                               LOSSES          VALUE
                             ----------       --------
       Preferred Stock             $957       $248,517
                             ==========       ========

NOTE D - BANK LINES OF CREDIT

     At December 31, 1999, the Company maintained a revolving line of credit that bore interest at prime (8.5% at December 31, 1999) and expired June 15, 2000. The terms of the credit agreement allowed the Company to borrow up to $5,000,000 to provide funding for new loans originated by the Company. No balance was outstanding on this line as of December 31, 1999. Under the terms of this agreement, the Company was required to maintain certain financial covenants including maintaining a debt to equity ratio no greater than .5:1. At December 31, 1999, the Company was in compliance with the covenants. The credit facility was collateralized by a pledge of promissory notes evidencing indebtedness of mortgages held by the Company.

     At December 31, 2000, the Company maintained three revolving lines of credit. One line of credit allows the Company to borrow up to $2,500,000 to provide funding for new loans. This line bears interest at the bank's base rate (9.5% at December 31, 2000) and matures July 1, 2001. The other two lines of credit allow the Company to borrow up to $5,000,000 each. These lines bear interest at the bank's prime rate (9.5% at December 31, 2000) and mature July 1, 2001 and October 1, 2001. On December 31, 2000, $4,452,500 was outstanding on these lines of credit. All lines of credit are collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants including maintaining a debt to equity ratio of 1:1. The Company was in compliance with these covenants as of December 31, 2000.

NOTE E - COLLATERALIZED NOTES

     The Company has issued Class A collateralized notes (the notes) due in two to six months from the date of issue. These notes bear a fixed rate of interest (6% to 8.75% for periods ending December 31, 2000 and 1999) and interest is payable on the 20th of each month. The notes are collateralized by the Company's mortgage loans in an aggregate principal amount at least equal to two times the aggregate principal amount outstanding on the notes. A UCC financing statement is held by a trustee for the collateral of the notes receivable. At December 31, 2000 and 1999, $29,670,205 and $12,797,393 of mortgage notes were used as collateral, respectively.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE F - STOCKHOLDERS' EQUITY

     The Preferred Stock will convert to the Company's Common Stock, par value $.01 per share ("Common Stock") on a 1 to 1 basis: (1) upon the closing of a firm commitment underwritten initial public offering of the Common Stock resulting in aggregate gross proceeds to the Company of at least $20 million and at a price per share of at least $10 or such lesser amount of proceeds and/or lower price per share as may be approved by holders of two-thirds of the Preferred Stock (a "Qualified IPO"); (2) after March 31, 2001 when and if the return on equity for the previous four quarters exceeds 12%.

     The Preferred Stock has a liquidation preference over Common Stock at an amount equal to the original purchase price of $10 per share, plus any declared but unpaid dividends. Therefore, to the extent any assets remain in the Company, such assets shall be distributed in equal amounts per share to holders of common stock and Preferred Stock on an "as converted" basis, that is, as if the Preferred Stock had converted into shares of Common Stock.

     As long as Preferred Stock remains outstanding, the holders of Common Stock are not entitled to dividends or distributions. The Preferred stockholders and Common stockholders vote together as a class.

     The Company's policy is to distribute at least 95% of its taxable income which may exceed GAAP income.

NOTE G - STOCK OPTIONS

     In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock have been reserved for issuance upon the exercise of options granted. Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at 100% fair market value, or (b) nonqualified options at a Board of Director determined option price. ISO's and nonqualified options may be granted by the Board of Directors to participating directors, officers, other key employees of the Company or its Manager, agents and consultants that are linked directly to increases in stockholder value. Fair market value is determined periodically by the Board of Directors.

     25% of the shares subject to such stock options shall become exercisable on the first anniversary of the date of grant of the stock option, and an additional 25% shall become exercisable on each of the next three anniversaries of the date of grant. In general, vested options must be exercised within three months after an employee leaves the Company. There are no employees of the Company benefiting under this plan.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE G - STOCK OPTIONS - Continued

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which calls for companies to measure stock compensation expense based upon the fair value method of accounting. The Company also adopted SFAS 123 for directors.

     Presented below is a summary of the Company's stock options and the related transactions for the years ended December 31, 2000, 1999 and 1998:

                                             Weighted
                                              AVERAGE
                                             EXERCISE
                                 Shares       PRICE
                                --------     --------
BALANCE AT JANUARY 1, 1998        75,000     $  .01

Granted                           30,000       1.08
Exercised                             --         --
Forfeited/expired                     --         --
                                --------     ------
BALANCE AT DECEMBER 31, 1998     105,000        .32

Granted                           20,000       5.00
Exercised                        (20,200)       .05
Forfeited/expired                     --         --
                                --------
BALANCE AT DECEMBER 31, 1999     104,800       1.26
Granted                           36,000       5.00
Exercised                        (14,200)       .09
Forfeited/expired                (12,750)       .99
                                --------
BALANCE AT DECEMBER 31, 2000     113,850     $ 2.62
                                ========

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE G - STOCK OPTIONS - Continued


                                  STOCK OPTIONS OUTSTANDING       STOCK OPTIONS EXERCISABLE
                                  --------------------------      -------------------------
                                    WEIGHTED        WEIGHTED                     WEIGHTED
       RANGE OF                     AVERAGE         AVERAGE                      AVERAGE
       EXERCISE                   CONTRACTUAL       EXERCISE                     EXERCISE
        PRICES        SHARES          LIFE           PRICE          SHARES        PRICE
       --------      --------     -----------       --------       --------      --------
       DECEMBER 31, 2000:

         $.01          40,750         6.81             $.01          22,000       $ .01
          .05          10,000         7.08              .05              --          --
         3.15           9,800         7.58             3.15           4,800        3.15
         5.00          53,300         9.19             5.00           4,800        5.00
                      -------                                        ------
       Totals         113,850                                        31,600
                      =======                                        ======

       DECEMBER 31, 1999:

         $.01          60,000         7.82             $.01          22,500       $ .01
          .05          15,000         8.09              .05              --          --
         3.15           9,800         8.58             3.15           2,300        3.15
         5.00          20,000         9.81             5.00              --          --
                      -------                                        ------
          Totals      104,800                                        24,800
                      =======                                        ======

       DECEMBER 31, 1998:

         $.01          75,000         8.82             $.01          18,750       $ .01
          .05          20,000         9.09              .05              --          --
         3.15          10,000         9.58             3.15              --          --
                      -------                                        ------
        Totals        105,000                                        18,750
                      =======                                        ======

     The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes Option Pricing Model with the following weighted average assumptions for the years ended December 31, 2000 and 1999: Dividend yield of 0.0%, expected volatility of 0.0%, weighted average risk free interest rate of 5.4% and an expected holding period of five years. Based on these assumptions, compensation expense was $21,093 for the year ended December 31, 2000 and immaterial for 1999.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE H - CAPITAL TRANSACTIONS

     The Company was incorporated in the State of Maryland in October 1997 and was capitalized by its founder purchasing 300,000 shares of Common Stock at $.01 per share. The Company began operations in January 1998. The Common Stock of the Company is not entitled to any dividends as long as Preferred Stock is outstanding.

     In March 1998, the Company completed its initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, $.01 par value, for cash of $11,604,669 and mortgage loans of $10,091,211. The mortgage loans were originated by the Manager prior to 1998. Mortgage loans of $1,186,367 at adjusted cost basis were contributed by the Manager or officers of the Company.

     On April 1, 1999, the Company completed a private placement of 1,084,794 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $9,443,940, mortgage loans of $1,330,000 and collateralized notes of $74,000.

     On July 1, 1999, the Company completed a private placement of 520,690 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $4,858,016, collateralized notes of $180,000 and mortgage loans of $168,884.

     In October 1999 the Company issued 24,628 shares of Preferred Stock under a dividend reinvestment plan at $10 per share for cash of $246,280.

     On July 1, 2000 the Company issued 689,320 additional shares of Preferred Stock at $10 per share for cash of $5,698,900 and collateralized notes of $1,194,300.

     Assets received for the purchase of Preferred Stock from officers, directors or other related parties, are recorded at fair value. Assets received by non-related parties are recorded at fair value.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE I - EARNINGS PER SHARE

     The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock:

                                                                            ELEVEN MONTHS
                                              YEARS ENDED DECEMBER 31,         ENDED
                                            ---------------------------     DECEMBER 31,
                                                2000           1999            1998
                                            -----------     -----------     -------------
Net earnings                                $ 4,543,772     $ 3,809,424     $ 2,025,870
Less:  Preferred dividends                   (5,070,963)     (4,039,923)     (2,111,145)
                                            -----------     -----------     -----------
Income available to common stockholders
used in basic EPS                              (527,191)       (230,499)        (85,275)
                                            -----------     -----------     -----------
Preferred dividends                           5,070,963       4,039,923       2,111,145

Income available to common stockholders
after assumed conversions of
dilutive securities                           4,543,772       3,809,424       2,025,870
                                            -----------     -----------     -----------
Weighted average number of common shares
used in basic EPS                               326,064         314,244         300,000

Effect of dilutive securities:
    Stock options                                    --              --              --
    Convertible Preferred Stock                      --              --              --
                                            -----------     -----------     -----------
Weighted average number of common shares
 and dilutive potential common shares
 used in diluted EPS                            326,064         314,244         300,000
                                            ===========     ===========     ===========
Antidilutive securities:
    Stock options                               113,850         104,800         105,000
                                            ===========     ===========     ===========

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 2000 AND 1999

NOTE J - RELATED PARTY

     On October 23, 1997, the Company entered into a Management Agreement with the Manager. The Manager will be responsible for the day-to-day operations of the Company and will perform such services and activities relating to the assets and operations of the Company. The Manager originates the mortgage loans in the name of the Manager, and sells the loans to the Company. The Manager retains the servicing of the mortgage loans.

     The Manager receives the mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to the Company effectively discounting the purchase price of the loan from the Manager. The Manager will also receive a fee for loan servicing equal to one-half of one percent per annum of the total mortgage loans serviced and any late payment charges. These fees are earned directly by the Manager and deducted from the interest or late payments to cover costs to manage the portfolio, effectively reducing the yield to the Company. In addition, the Manager will receive, as incentive compensation for each fiscal quarter, an amount equal to 50% of the taxable net income before the dividend deduction of the Company in excess of the annualized return to the Company equal to 12%. For the years ended December 31, 2000 and 1999 and the eleven months ended December 31, 1998, the Manager earned the following:

                                  2000        1999        1998
                                --------    --------    --------
Loan origination fees           $686,950    $662,651    $375,943
Loan servicing fees              179,129     148,252      73,251
Late payment charges              52,463      12,539         660
Incentive compensation bonus          --      18,480      22,468

     The Manager waived its right to receive the management incentive bonus of approximately $82,000 in the fourth quarter of 2000.

NOTE K - MORTGAGE LOAN PRODUCTS

     The Company has four mortgage loan products consisting of land, construction, commercial building and other. Substantially all mortgage loans have similar effective interest rates ranging from 12% to 13%. Revenue by product will fluctuate based upon relative balances during the period. Due to the similar nature of the effective interest rates the Company does not compile and report revenues by product type. The following table sets forth balances of mortgage loans by product type:

                                      DECEMBER 31,
                       -----------------------------------------
                           2000           1999          1998
                       -----------    -----------    -----------
Land                   $46,648,433    $30,238,839    $16,784,829
Construction             2,147,564      1,339,150      7,175,000
Commercial building      4,315,066        653,688      1,930,000
Other                    2,751,973      3,873,993      3,710,572
                       -----------    -----------    -----------
                       $55,863,036    $36,105,670    $29,600,401
                       ===========    ===========    ===========

                            SUPPLEMENTARY INFORMATION

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                          ON SUPPLEMENTARY INFORMATION



BOARD OF DIRECTORS
SPECIALTY MORTGAGE TRUST, INC.


In connection with our audit of the financial statements of Specialty Mortgage Trust, Inc. referred to in our report dated February 15, 2001, which is included in the 10K Annual Report, we have also audited Schedules II and IV for the eleven months ended December 31, 1998 and the two years ended December 31, 2000 and 1999. In our opinion, these schedules present fairly, in all material respects, the information required to be set forth therein.


/s/ Grant Thornton LLP
Reno, Nevada
February 15, 2001

                                                                     SCHEDULE II

                         SPECIALTY MORTGAGE TRUST, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                      PROVISION FOR LOAN LOSSES ROLLFORWARD


BALANCE, JANUARY 1, 1998                $     --
     Charges to costs and expenses       100,000
     Deductions during the period             --
                                        --------
 BALANCE AT DECEMBER 31, 1998            100,000
     Charges to costs and expenses       250,000
     Deductions                               --
                                        --------
 BALANCE AT DECEMBER 31, 1999            350,000
     Charges to costs and expenses       400,000
     Deductions                               --
                                        --------
 BALANCE AT DECEMBER 31, 2000           $750,000
                                        ========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.
                          MORTGAGE LOANS ON REAL ESTATE
                            MORTGAGE LOAN ROLLFORWARD


BALANCE, JANUARY 1, 1998                 $        --
                                         -----------
    Additions during the period
       New mortgage loans                 22,548,000
       Mortgage loans exchanged for
        issuance of Preferred Stock       10,091,211
                                         -----------
                                          32,639,211
    Deductions during the period
       Collections of principal            3,038,810
                                         -----------
BALANCE AT DECEMBER 31, 1998              29,600,401
                                         -----------
    Additions during the period
       New mortgage loans                 22,968,157
       Mortgage loans exchanged for
        issuance of Preferred Stock        1,498,884
                                         -----------
                                          24,467,041
    Deductions during the period
       Collections of principal           17,961,772
                                         -----------
BALANCE AT DECEMBER 31, 1999              36,105,670
    Additions during the period
       New mortgage loans                 47,451,201
    Deductions during the period
       Collections of principal           27,693,835
                                         -----------
BALANCE AT DECEMBER 31, 2000             $55,863,036
                                         ===========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.
                          MORTGAGE LOANS ON REAL ESTATE
                       MORTGAGE LOANS BY TYPE OF PROPERTY

                                DECEMBER 31, 2000

                                      FACE           CARRYING                      AMOUNT
                    INTEREST         AMOUNT           AMOUNT       MATURITY      SUBJECT TO
 TYPE OF LOAN         RATES       OF MORTGAGES     OF MORTGAGES      DATES      DELINQUENCY
--------------    -------------   ------------     -------------  -----------   ------------
Commercial         8.75%-13.50%    $ 4,815,066     $ 4,815,066    03/01-03/05     $       --
Construction      12.00%-12.75%      2,273,564       2,273,564    07/00-04/02        164,564
Land              12.00%-19.50%     66,719,523      46,648,433    12/99-10/03      3,126,000
Other             12.00%-13.00%      2,125,974       2,125,973    05/01-12/06             --
                                   -----------     -----------                    ----------
                                   $75,934,127     $55,863,036                    $3,290,564
                                   ===========     ===========                    ==========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.
                          MORTGAGE LOANS ON REAL ESTATE
                         MORTGAGE LOANS BY LIEN POSITION

                                DECEMBER 31, 2000

                FACE                        CARRYING                       AMOUNT
  LIEN         AMOUNT        INTEREST        AMOUNT         MATURITY     SUBJECT TO
POSITION     OF MORTGAGE       RATE        OF MORTGAGE        DATE       DELINQUENCY
---------    -----------  -------------    ------------    -----------   ------------
   1st       $73,812,127   8.75%-13.00%     $54,261,186    12/99-12/06     $3,290,564
   2nd         2,122,000  12.25%-13.00%       1,601,850    10/02-12/02             --
             -----------                    -----------                    ----------
             $75,934,127                    $55,863,036                    $3,290,564
             ===========                    ===========                    ==========

                                                                     SCHEDULE IV


                         SPECIALTY MORTGAGE TRUST, INC.
                          MORTGAGE LOANS ON REAL ESTATE
                    MORTGAGE LOANS THAT EXCEED THREE PERCENT
                                OF THE PORTFOLIO
                                DECEMBER 31, 2000



                                                                           FACE       CARRYING        AMOUNT
                                       INTEREST   MATURITY      LIEN     AMOUNT OF   AMOUNT OF      SUBJECT TO
      DESCRIPTION OF LOAN                RATE       DATE      POSITION    MORTGAGE    MORTGAGE     DELINQUENCY
                                       --------   --------    --------  -----------  ----------   ------------
Residential land
dev./infrastructure                     12.00%    12/1/99    1st & 3rd  $2,726,000   $2,726,000   $2,726,000
Residential subdivision/land only       12.50%     6/1/01       1st      3,500,000    3,000,000           --
Residential subdivision/land only       12.50%     9/1/01       1st      7,000,000    4,485,000           --
Residential land
dev./infrastructure                     13.00%     1/1/01       1st      5,106,500    2,836,944           --
Residential land
dev./infrastructure                     12.25%     7/1/03       1st      3,129,887    3,129,887           --
Commercial land                         12.50%    12/1/01       1st      5,700,000    2,461,000           --
Commercial construction                 12.25%     6/1/01       1st      1,890,000    1,890,000           --
Residential subdivision/land only       12.25%     7/1/01       1st      4,000,000    4,000,000           --
Residential land
dev./infrastructure                     12.75%     1/1/02       1st      4,050,000    4,050,000           --
Residential subdivision/land only       12.50%    10/1/03       1st      2,800,000    2,800,000           --
Commercial land                         13.00%     9/1/02       1st      2,323,007    2,323,007           --
Commercial/residential land             13.00%    11/1/02       1st      5,000,000    5,000,000           --
Commercial land                         12.50%     1/1/02       1st      1,988,000    1,988,000           --